REPORT OF INDEPENDENT ACCOU
NTANTS

To the Board of Directors and Shareholders of The Boston 1784 Funds:

In planning and performing our audit of the fin ancial statements of the Boston 1784 Funds, con sisting of the Boston 1784 Tax-Free Money Mark t Fund, Boston 1784 U.S. Treasury Money Market
 Fund, Boston 1784 Institutional U.S. Treasury
 Money Market Fund, Boston 1784 Prime Money Ma rket Fund, Boston 1784 Institutional Prime Mon ey Market Fund, Boston 1784 Short-Term Income
Fund, Boston 1784 Income Fund, Boston 1784 U.S
 . Government Medium-Term Income Fund, Boston 1
784 Tax-Exempt Medium-Term Income Fund, Boston
 1784 Connecticut Tax-Exempt Income Fund, Bos ton 1784 Florida Tax-Exempt Income Fund, Bosto n 1784 Massachusetts Tax-Exempt Income Fund, Bo ston 1784 Rhode Island Tax-Exempt Income Fund,
Boston 1784 Asset Allocation Fund, Boston 1784
 Growth and Income Fund, Boston 1784 Growth Fu nd, and Boston 1784 International Equity Fund
(collectively, the "Company") for the year end ed May 31, 2000, we considered its internal co ntrol, including control activities for safegu arding securities, in order to determine our a uditing procedures for the purpose of expressi ng our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible fo r establishing and maintaining internal control
 . In fulfilling this responsibility, estimates and judgements by management are required to a ssess the expected benefits and related costs o f controls. Generally, controls that are releva nt to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.
 Those controls include the safeguarding of asse ts against unauthorized acquisition, use or dispo sition.

Because of inherent limitations in internal contr ols, errors or fraud may occur and may not be det ected. Also, projection of any evaluation of int ernal control to future periods is subject to the risk that it may become inadequate because of cha nges in conditions or that the effectiveness of t he design and operation may deteriorate.

Our consideration of internal control would not ne cessarily disclose all matters in internal control that might be material weaknesses under standard s established by the American Institute of Certifi ed Public Accountants. A material weakness is a c ondition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that mis statements caused by errors or fraud in amounts th at would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely peri od by employees in the normal course of performing their assigned functions. However, we noted no m atters involving internal control and its operatio n, including controls over safeguarding securities, that we consider to be material weaknesses as defin ed above as of M ay 31, 2000.

This report is intended solely for the information
 and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone ot her than these specified parties.


PricewaterhouseCoopers LLP

Two Commerce Square
2001 Market Street
Philadelphia, Pennsylvania
July 17, 2000